Filed pursuant to Rule 433
Registration No. 333- 249918
February 27, 2023
PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.

Transaction Date:	February 27, 2023

Settlement Date:	March 1, 2023 (T+2)

Designation:	Senior Notes, Series Q, due 2033

Principal Amount:	$850,000,000

Maturity:	March 1, 2033

Coupon:	5.625%

Interest Payment Dates:	March 1 and September 1

First Interest Payment Date:	September 1, 2023

Day Count Convention:	30/360

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Yield:	3.924%

Reoffer Spread:	T+175 basis points

Yield to Maturity:	5.674%

Price to Public:	99.630% of the principal amount thereof

Redemption Terms:
Make-whole call:	Prior to December 1, 2032, at a discount rate of the Treasury Rate plus 30 basis points
Par call:	On or after December 1, 2032 at par

CUSIP/ISIN:	025537AX9/ US025537AX91

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Managers:	AmeriVet Securities, Inc. Fifth Third Securities, Inc. Huntington Securities, Inc. Siebert Williams Shank & Co., LLC

Ratings*:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by S&P Global Ratings, a division of S&P Global Inc. BBB (Stable) by Fitch Ratings, Inc

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479, MUFG Securities Americas Inc. toll-free at (877) 649-6848, TD Securities (USA) LLC toll-free at (855) 495-9846 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.